Exhibit 10.6

Certain identified information has been excluded from this exhibit because it is both not material and is the type of information that the registrant treats as private or confidential. Personal addresses have been redacted and are marked with “[***]”.

October 29, 2026

Erik Nakamura

[***]

Re: Continued Employment and Executive Compensation

Dear Erik,

Daily Journal Corporation (the “Company”) is pleased to confirm your continued employment as Chief Financial Officer (CFO) and outline the updates to your executive compensation package, as approved by the Compensation Committee.

These changes are effective October 1, 2026, and reflect your ongoing responsibilities and contributions to the Company.

Executive Compensation

Your updated compensation package is outlined below:

Component	Compensation	Terms
Base Salary	$400,000 USD annually	Effective October 1, 2026. Your performance will be reviewed annually in July, with any approved salary adjustments effective October 1.
Annual Bonus Incentive	Target of $200,000 USD (50% of base salary)

This is a discretionary, non-guaranteed incentive based on the achievement of annual performance objectives approved by the Compensation Committee. Any bonus awarded will be reduced by payments received through the Company's Profit Sharing (Units) Program.

Profit Sharing (Units Program)	Continued participation	You will continue to participate in the Company's Profit Sharing (Units) Program in accordance with the terms and conditions of the program.
Long-Term Incentive (LTI)	Target value of $100,000 USD annually

Based on 1% of operating income, subject to a maximum award of 250 Restricted Stock Units (RSUs) per fiscal year. Awards will vest in equal installments of one-third annually over three years, subject to the applicable equity incentive plan and award agreements.

Additional Terms

Your continued employment remains subject to the Company's policies and procedures, as amended from time to time, and any applicable agreements governing your employment and compensation.

Your employment with the Company remains at will and is for no specified period. Accordingly, you may terminate your employment at any time, for any reason or no reason, with or without notice. Similarly, the Company may terminate your employment at any time, with or without cause or notice, subject to applicable law.

Except for the compensation changes expressly outlined in this letter, all other terms and conditions of your employment remain unchanged.

We appreciate your continued leadership and contributions to Daily Journal Corporation and look forward to your ongoing success in this role.

/s/ Steven Myhill-Jones

Steven Myhill-Jones

Chief Executive Officer

Daily Journal Corporation

Acknowledgment and Acceptance

I acknowledge and accept the updated compensation terms outlined in this letter, effective October 1, 2026, and confirm my continued employment with Daily Journal Corporation under the terms described above.

Erik Nakamura

Signature: /s/ Erik Nakamura

Date: 10/29/2026

For Daily Journal Corporation

Mary Conlin

Chair, Compensation Committee

Signature: /s/ Mary Conlin

Date: 10/29/2026

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